UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2017

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Stony Hill Road Suite 200 Yardley, PA 19067	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On January 26, 2017, Alliqua BioMedical, Inc. (the “Company”), AquaMed Technologies, Inc., a wholly owned subsidiary of the Company (the “Guarantor”), and Perceptive Credit Holdings, L.P. (“Perceptive”) entered into a Forbearance and Amendment Agreement (the “Amendment Agreement”), pursuant to which the parties agreed to certain amendments and modifications to the terms of the Credit Agreement and Guaranty, dated May 29, 2015, by and among the Company, the Guarantor and Perceptive (the “Credit Agreement”). The Amendment Agreement provides for, among other things, an extension to the currently effective forbearance period in respect of the Company’s default of a covenant pertaining to trailing twelve-month revenue under the Credit Agreement as of both September 30, 2016 and December 31, 2016 (the “Specified Defaults”). Under the Amendment Agreement, Perceptive has agreed to forbear from exercising any rights and remedies related to the Specified Defaults until the earlier of (i) March 31, 2017, (ii) the date when Perceptive becomes aware that any other default (other than the Specified Defaults) has occurred and is continuing and (iii) the date on which Perceptive becomes aware that the previously announced Contribution Agreement and Plan of Merger, dated October 5, 2016 (the “Contribution and Merger Agreement”), by and among the Company, Alliqua Holdings, Inc. (“Parent”), Chesapeake Merger Corp. and Soluble Systems, LLC (“Soluble”) has been terminated and the transactions contemplated thereby (the “Transactions”) will not be consummated (such earlier date, the “Termination Date”). Perceptive reserved the right, commencing on the Termination Date, to pursue any rights and remedies available to it under the Credit Agreement with respect to either or both of the Specified Defaults.

In addition, the Amendment Agreement grants a one-time waiver of certain restrictive covenants under the Credit Agreement in order to allow the Company to lend $350,000 to Soluble in order to extend the outside date of the Contribution and Merger Agreement to February 28, 2017. The Amendment Agreement also requires the Company to certify its compliance with certain existing covenants under the Credit Agreement that require the Company and its subsidiaries to maintain a weekly minimum balance of $2,000,000 in unrestricted, unencumbered cash on a weekly basis.

In connection with the entry into the Amendment Agreement, the Company and Perceptive also entered into an amendment and restatement of the warrant issued to Perceptive in connection with the closing of the Credit Agreement on May 29, 2015. The amended and restated warrant (the “Amended Warrant”) is exercisable for 2,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price of $0.5832 (the “Exercise Price”); provided, that (i) if the Transactions occur on or before March 31, 2017, the Exercise Price will be automatically adjusted to an amount per share equal to the per share value of the Common Stock (or equivalent) of the Company or Parent immediately after giving effect to the consummation of the Transactions, and (ii) in the event the Transactions do not occur on or before March 31, 2017 but an eligible equity financing for gross proceeds of at least $2 million occurs on or before such date, the Exercise Price will automatically adjust to be an amount per share equal to the per share value of the Common Stock (or equivalent) issued to non-affiliates pursuant to such eligible equity financing.

The foregoing descriptions of the Amendment Agreement and the Amended Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment Agreement and the Amended Warrant, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the issuance of the Amended Warrant to Perceptive set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Amended Warrant offered and issued to Perceptive was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and was issued in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act. Perceptive represented that it was an accredited investor (as defined by Rule 501 under the Securities Act).

Item 8.01	Other Events.

On January 30, 2017, the Company elected to extend the outside date of the Contribution and Merger Agreement and advanced $350,000 to Soluble in accordance with the terms of the Contribution and Merger Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Forbearance and Amendment Agreement, dated January 26, 2017, by and among Alliqua BioMedical, Inc., AquaMed Technologies, Inc. and Perceptive Credit Holdings, LP.
10.2	Amended Warrant, dated January 26, 2017, by and between Alliqua BioMedical, Inc. and Perceptive Credit Holdings, LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: January 30, 2017	By:	/s/ Brian Posner
		Name:	Brian Posner
		Title:	Chief Financial Officer